EXHIBIT 99.2



                                  June 18, 1996

Dear Best Vendor,

Enclosed is a copy of the press release announcing Best Products' first quarter results. As the press release indicates, the factors that contributed to the company's poor performance in the fourth quarter of 1995 poor planning and weak marketing, resulting in sales, margin rate and margin dollar shortfalls - continue to impact Best Products' performance during the first and second quarters of 1996.

The issues facing Best Products are challenging but surmountable. We are redefining the company's strategic initiatives to stabilize the business in the short term and position it for growth and profitability in the long term. We are implementing plans to strengthen Best Products' merchandise assortment, marketing programs and shopping process. These initiatives, we believe, will result in improved future performance and enable Best Products to take even more significant strides during 1997. We will be communicating more details about these initiatives as we implement them.

The $300 million credit facility through The CIT Group/Business Credit provides Best Products with substantial financing resources while we work to reposition the company. We anticipate improvements in operating results during the second half of fiscal 1996 resulting from the expense reductions discussed in the press release and slight margin improvement due to mix changes.

Of course, our lawyers insist that I caveat my statements. As you know, as with any business there are numerous factors that could cause the company's actual results to differ from our expectations. They also say I'm obligated to note that a discussion of factors that could cause actual results to differ materially from management's projections and expectations is contained in the company's Securities and Exchange Commission filings.

We look forward to working with you in the coming months to maximize the benefits of our partnership and to grow our business together. If you have questions about the information presented here, I encourage you to contact Fred Kraegel, Chief Financial Officer, at (804) 261-2036; Nora Crouch, Vice President and Treasurer, at (804) 261-2179; or me at (804) 261-2360.

Sincerely,



Daniel H. Levy
Chairman and Chief Executive Officer